EXHIBIT 99.1

FOR IMMEDIATE RELEASE
June 15, 2005

LIBERTY MEDIA INTERNATIONAL, INC. ANNOUNCES
RESULTS OF ANNUAL STOCKHOLDERS MEETING

ENGLEWOOD, Colorado — Liberty Media International, Inc. (LMI) (NASDAQ: LBTYA, LBTYB) announced today the results of its 2005 annual stockholders meeting, which was held this morning.

At the meeting, the LMI stockholders adopted the agreement and plan of merger providing for the terms and conditions upon which the proposed business combination transaction between LMI and UnitedGlobalCom, Inc. (UGC) (NASDAQ: UCOMA) would be effected. Upon consummation of the transaction, LMI and UGC will become subsidiaries of a new, publicly traded parent company named Liberty Global, Inc. (Liberty Global).

Also at the meeting, the LMI stockholders re-elected David E. Rapley and Larry E. Romrell to serve as Class I members of LMI’s board of directors, approved LMI’s 2004 incentive plan and ratified the selection of KPMG LLP as LMI’s independent auditors for the year ending December 31, 2005.

As previously disclosed in the joint proxy statement/prospectus related to LMI’s annual meeting, it is contemplated that, upon consummation of the proposed business combination transaction between LMI and UGC, Messrs. Rapley and Romrell will cease to be directors of LMI and will join the board of Liberty Global.

Additional Information

Liberty Global has filed a Registration Statement on Form S-4 containing a definitive joint proxy statement/prospectus related to the proposed business combination transaction between LMI and UGC. LMI STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION TRANSACTION. Investors may obtain a copy of the definitive joint proxy statement/prospectus and other documents related to the transaction free of charge at the SEC’s website (http://www.sec.gov). Copies of the definitive joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the definitive joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Liberty Media International, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations Telephone: (800) 783-7676.

Participants in Solicitation

The proposed directors and executive officers of Liberty Global and the directors and executive officers of LMI and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed business combination transaction. Information regarding Liberty Global’s proposed directors and executive officers and LMI’s directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the definitive joint proxy statement/prospectus contained in the above-referenced Registration Statement.

About LMI

LMI owns interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia, and Latin America. Through its subsidiaries and affiliates, LMI is the largest cable television operator outside the United States in terms of video subscribers. LMI’s businesses include UGC, LMI/Sumisho Super Media, LLC, Jupiter Programming Co., Ltd., Liberty Cablevision of Puerto Rico Ltd. and Pramer S.C.A.

LMI Contact

Julie Ballantine
(800) 783-7676